UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
  February 27, 2012

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, Plantronics, Inc. (“Plantronics” or the “Company”) entered into a Transition Agreement with Barbara Scherer, the Company's Senior Vice President, Finance & Administration and Chief Financial Officer (the “Transition Agreement”). The full text of the Transition Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Ms. Scherer will be stepping down from her role as Senior Vice President, Finance & Administration and Chief Financial Officer effective upon her successor commencing employment with the Company (the date on which her successor commences employment with the Company is referred to as the “Successor Commencement Date”). Prior to the Successor Commencement Date, Ms. Scherer will continue in her role as Senior Vice President, Finance & Administration and Chief Financial Officer on a full-time basis, reporting to Ken Kannappan, the Company's President and Chief Executive Officer. On the Successor Commencement Date, Ms. Scherer will step down as Senior Vice President, Finance & Administration and Chief Financial Officer and will assist in the transition of her duties to her successor, which is expected to be for a period of four (4) weeks following the Successor Commencement Date (the “Expected Termination Date”).

If Ms. Scherer remains employed with the Company through the Expected Termination Date, or, if prior to the Expected Termination Date, Ms. Scherer's employment with the Company is terminated by the Company other than for Cause (as defined in the Transition Agreement) or as a result of Ms. Scherer's death or Disability (as defined in the Transition Agreement), then subject to Ms. Scherer executing and not revoking a supplemental separation agreement in favor of the Company, Ms. Scherer will receive the following:

•	A lump sum payment of $375,000, less applicable withholdings;

•
If bonus amounts pursuant to the Company's 2012 Executive Incentive Plan have yet to be paid as of the date Ms. Scherer's employment with Plantronics terminates, a lump sum cash payment, less applicable withholdings, equal to the bonus Ms. Scherer would have otherwise received assuming she remained employed through March 31, 2012, the last day of the Company's 2012 fiscal year;

•
If the Successor Commencement Date occurs after March 31, 2012, a pro-rata portion of Ms. Scherer's annual cash bonus under the 2013 Executive Incentive Plan for the period from the first day of the 2013 fiscal year through the Successor Commencement Date based on an annual target bonus opportunity of $243,750 and bonus pool funding levels determined by achievement of corporate goals as of the Successor Commencement Date (as reasonably estimated by the Company in good faith);

•
Ms. Scherer's outstanding equity awards will vest as to that number of shares that would otherwise have vested through the date her employment with Plantronics terminates as if the equity awards had been vesting on the monthly anniversary of the vesting commencement date applicable to each such award;

•
A lump sum payment equal to 150% of (A) the monthly premium Ms. Scherer would be required to pay to continue her group plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the rates in effect on the date her employment with Plantronics terminates, multiplied by (B) twelve (12), less applicable withholdings. This payment will be made regardless of whether she elects COBRA continuation coverage; and

•	Company-paid Exec-U-Care benefits through the one (1) year anniversary of the date her employment with Plantronics terminates to the extent permitted under the terms of the Exec-U-Care plan.

The Transition Agreement also provides for, among other terms, a general release of claims in favor of the Company, continued confidentiality obligations by Ms. Scherer, and mutual non-disparagement obligations by the Company and Ms. Scherer.

The Company publicly announced the CFO transition plan on March 1, 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description

10.1	Transition Agreement, dated as of February 27, 2012 between the Company and Barbara Scherer
99.1	Press release issued by Plantronics, Inc. dated March 1, 2012, entitled "Plantronics Announces CFO Transition Plan"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	PLANTRONICS, INC.

	By:	/s/ Richard R. Pickard
	Name:	Richard R. Pickard
	Title:	Vice President - Legal, General Counsel and Secretary